Exhibit 99.1

FOR:	Christopher & Banks Corporation

APPROVED BY:	Bill Prange
Chairman and Chief Executive Officer
(763) 551-5000

CONTACT:	Investor Relations:
Melissa Myron/Rachel Albert
Financial Dynamics
(212) 850-5600

CHRISTOPHER & BANKS CORPORATION REPORTS APRIL SALES RESULTS

Minneapolis, MN, May 5, 2005 – Christopher & Banks Corporation (NYSE: CBK) today reported total sales for the five-week period ended April 30, 2005 rose 19% to $48.6 million from $41.0 million last year, while same-store sales increased 3%.

For the two months ended April 30, 2005, total sales increased 19% to $83.4 million from $70.2 million last year, while same-store sales rose 3%.

As of April 30, 2005, the Company operated 651 stores compared with 556 stores as of May 1, 2004.

Bill Prange, Chairman and Chief Executive Officer, commented, “We are encouraged by our 3% increase in April same-store sales, particularly given the shift of the Easter holiday into March this year.  Sales were strong in the upper Midwest which experienced unseasonably warm temperatures during most of the month.  In addition, stores in the west and south performed well.”

On April 14, 2005, the Securities and Exchange Commission announced that it would provide for a phased-in implementation process for FASB Statement No. 123(R), Share Based Payment.  As such, the Company now plans to initiate the expensing of stock based compensation beginning in fiscal 2007.  Previously, the Company assumed the expensing of stock based compensation would be effective at the beginning of the third quarter of fiscal 2006.  The Company is updating its guidance solely to reflect this timing change and currently anticipates that fiscal 2006 earnings will range from $0.89 to $0.95 per diluted share compared to its previous forecast of $0.85 to $0.90 per diluted share.

Christopher & Banks Corporation is a Minneapolis-based specialty retailer of women’s clothing.  The Company currently operates 651 women’s specialty stores in 44 states under the names: Christopher & Banks, C.J. Banks and Acorn.  The Company currently has 474 Christopher & Banks stores, 157 C.J. Banks stores and 20 Acorn stores.

This release contains forward-looking statements regarding future performance of the Company.  The achievement of such results is subject to certain risks and uncertainties, including changes in economic, market and weather conditions, the effect of consumer tastes and spending habits, the realization of expected economies gained through the use of private label and direct import merchandise, management of growth and other factors outside the Company’s control, including factors discussed from time to time in the Company’s filings with the Securities and Exchange Commission.  Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s analysis only as of the date hereof.

The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that may arise after the date hereof.

###